Exhibit 10.2

AMENDED AND RESTATED
MASTER DISTRIBUTOR AGREEMENT

BETWEEN

CRAFT BREWERS ALLIANCE, INC.,

AND

ANHEUSER-BUSCH, INCORPORATED

AMENDED AND RESTATED
MASTER DISTRIBUTOR AGREEMENT

THIS AMENDED AND RESTATED MASTER DISTRIBUTOR AGREEMENT (the "Agreement") is made as of May 1, 2011 by and between CRAFT BREWERS ALLIANCE, INC., having its principal place of business at 929 North Russell Street, Portland, Oregon 97227 (“CBA”) and ANHEUSER-BUSCH, INCORPORATED having its principal place of business at One Busch Place, St. Louis, MO 63118 ("ABI").

WHEREAS, ABI and CBA are parties to a Master Distributor Agreement dated as of July 1, 2004 (as amended and supplemented to the date hereof, the “Original Agreement”) which governs certain rights and obligations of ABI and CBA.

WHEREAS, in connection with CBA’s sale of its interest in Fulton Street Brewery, LLC, the parties have agreed to amend and restate the Original Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, CBA and ABI agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, capitalized terms not otherwise defined herein shall have the following meanings ascribed thereto:

“ABI Competitor” shall mean any Person that, together with the Affiliates of such Person, has annual alcohol beverage sales of $100,000,000 or more in North America (such number to be adjusted annually in proportion to changes in the Consumer Price Index from the date hereof).

“ABI Distribution Facility” shall mean the ABI warehouse, WSC, third-party warehouse or other suitable location reasonably designated by ABI from which ABI will ship Product to Alliance Wholesalers.

"Additional Price Component" shall mean 90% of the difference between the price actually charged to an Alliance Wholesaler by ABI for a Product, and the Fully Loaded Cost for such Product.

"Affiliate" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 50% or more of the equity securities having ordinary voting power in the election of directors of such Person, or (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person.

“Affiliated Wholesaler” shall mean any wholesaler of the alcohol beverage products of ABI (pursuant to the Wholesaler Equity Agreement with ABI) that distributes the Products in any portion of the Territory pursuant to a distribution agreement between CBA and such wholesaler.

"Alliance Wholesalers" shall mean those malt beverage wholesalers of ABI, including without limitation, ABI branches, which have agreed to purchase the Products from ABI and to distribute the Products in the Territory pursuant to the Wholesaler Equity Agreement.

“Barrel” shall be equal to 31 United States gallons.

“Brewpub” shall mean any restaurant operated by CBA, or CBA Affiliate serving Product brewed on the premises.

"Commencement Date" shall mean May 1, 2011.

“Confidential Information” shall have the meaning assigned to it in Section 18.01(a).

"Cooperage Handling Charge" shall mean $5.00 per Pallet Lift for draft Product during 2011; Attachment A attached hereto describes the methodology used to modify Cooperage Handling Charge for 2012 and future years.

“Eastern Territory” means:  Alabama, Arkansas, Connecticut, the District of Columbia, Delaware, Florida, Georgia, Louisiana, Massachusetts, Maryland, Maine, Mississippi, North Carolina, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, South Carolina, Tennessee, Virginia, Vermont, West Virginia, Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota, and Wisconsin.

“Force Majeure” shall have the meaning assigned to it in Section 16.01.

"Fully Loaded Cost" shall mean for a Product, the sum of:

(a)           the Scheduled Price for such Product; plus

(b)           the Margin.

"Incompatible Conduct" shall mean any act or omission of CBA or its Affiliates that, in the sole determination of ABI, damages either the reputation or image of ABI or of the brewing industry.  Attachment B attached hereto sets forth examples of the nature and gravity of acts and omissions constituting Incompatible Conduct and not constituting Incompatible Conduct; such examples shall not limit the nature of acts that could be construed as Incompatible Conduct.

““Initial Term” shall have the meaning assigned to it in Section 7.01 hereof.

”Intellectual Property” shall have the meaning assigned to it in Section 6.01.

“Inventory Manager Fee” shall mean $200,000 for 2011.  For each subsequent year, such amount shall be the amount effective for the preceding calendar year, increased by GDP as defined and calculated pursuant to the methodology set forth on Attachment C;

"Invoicing Costs" shall mean $.875 per Pallet Lift for Product during 2011.  For each subsequent year, the applicable amount described above in this definition shall increase or decrease for each calendar year pursuant to the methodology set forth in Attachment C attached hereto.

“Kona” shall mean Kona Brewery LLC.

"Margin" shall mean (i) from the Commencement Date until December 31, 2018   $0.25 per case-equivalent (of 288 fluid ounces per case) for packaged or draft Product and (ii) on and after January 1, 2019 $0.75 per case-equivalent (of 288 fluid ounces per case) for packaged or draft Product.

“Modified Product” shall have the meaning set forth in Section 11.08 of this Agreement.

“New Product” shall mean new malt beverage(s) that CBA wishes to add, through development or acquisition, to its beverage product line existing as of the Commencement Date.

“Non-Alliance Wholesalers" shall mean those beer wholesalers to which CBA has granted distribution rights for any of the Product in the Territory as of the date of this Agreement and which are not Alliance Wholesalers or Affiliated Wholesalers.

“Offer Expiration Date” shall have the meaning assigned to it in Section 11.03(a).

“Offer Notice” shall have the meaning assigned to it in Section 11.03(a).

"Pallet Lift" shall mean a pallet of draft or packaged Product or cooperage that, in each case, is prepared in such a manner that ABI may deliver or move such Pallet in accordance with its customary practices in one operation.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

"Products" shall mean all malt beverage products marketed by CBA or its Affiliates for which ABI has agreed to act as master distributor either prior to the Commencement Date or thereafter pursuant to Section 11.03 (but shall not include any malt beverage products the marketing of which CBA discontinues or the distribution of which is terminated pursuant to this Agreement).  Any malt beverage product to which CBA has made the election described in Section 2.02 shall not be considered to be a “Product” hereunder.

“Records” shall have the meaning assigned in Article XVII (a).

"Scheduled Price" shall mean the purchase price for Product.

“Stock” shall mean all shares, options, warrants, general or limited partnership interests, rights, participations or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

“Taxes” shall mean all applicable national, federal, state and local excise and other brewing related taxes and any applicable duties and import tariffs and fees (including without limitation liquor and consumption taxes) paid or incurred by ABI in connection with this Agreement.

“Term” shall have the meaning assigned to it in Section 7.01 hereof.

"Territory" shall mean the United States of America, the District of Columbia and all states, territories and possessions of the United States of America; provided, however, that except for Products brewed by Kona or bearing the trademarks of Kona, “Territory” shall also include all United States military, diplomatic and governmental installations, whether or not located in the territories or possessions of the United States.

“Wholesaler Support Center Costs” or “WSC Costs” with respect to any Product shipped by CBA to a WSC shall mean the fee paid by ABI to the operator of the WSC for its services with respect to such Product.

“WSC” shall mean the regional wholesaler support centers or distribution centers established by ABI for the receipt of products designated by ABI and the palletizing and preparation for pick up of such products by the adjoining wholesalers.

ARTICLE II
GRANT OF DISTRIBUTION RIGHTS

2.01         CBA hereby grants to ABI and ABI hereby accepts from CBA the exclusive right to serve as the master distributor to distribute the Products in the Territory commencing on the Commencement Date, except as otherwise described in this Article.  ABI shall not, without the prior written consent of CBA, sell any Product acquired hereunder outside its respective Territory or to any party other than an Alliance Wholesaler.  CBA agrees not to sell any Product to any other Person in the Territory other than ABI, Affiliated Wholesalers and Non-Affiliated Wholesalers.  Additionally, CBA may sell at Brewpubs draught Product brewed on the premises; may sell to consumers packaged Product brewed on the premises at retail sites associated with Brewpubs in accordance with its current practices; may sell to consumers draught Product brewed on the premises in so-called dock sales in accordance with its current practices not to exceed 50,000 case equivalents in any calendar year.  Nothing herein shall be deemed to waive or modify any agreements relating to the Kona products with the Anheuser-Busch Hawaiian wholesaler operation.  At the option of ABI and the respective Affiliated Wholesaler, any Affiliated Wholesaler may become an Alliance Wholesaler, and CBA shall execute any documents or instruments reasonably requested by ABI to effectuate this.

2.02          Notwithstanding the foregoing, if CBA acquires any malt alcohol beverage brand not previously owned by CBA or the Stock of any producer of any such malt alcohol beverage brand (together, an “Acquisition”), CBA may elect, in writing delivered to ABI no later than 30 days prior to the date of the Acquisition,  that such malt beverages shall be not be distributed pursuant to this Agreement  and in such case the terms and conditions of this Agreement,  including the obligations of CBA thereto with respect to Margin and the provisions of Section 11.03, shall not be applicable thereto.   CBA shall not otherwise make any Acquisition unless it delivers to ABI a written plan providing a schedule by which ABI would become the exclusive distributor for such malt beverages by ABI, such schedule to be satisfactory to ABI.

ARTICLE III
PURCHASE AND SALE OF PRODUCTS

CBA agrees to sell to ABI, and ABI agrees to purchase from CBA and re-sell to the Alliance Wholesalers, the quantities of Products ordered by ABI from time to time hereunder.  CBA acknowledges that ABI is not guaranteeing any level of Product sales; and that ABI's obligations under this Agreement are limited to making the Products available to the Alliance Wholesalers, it being understood that CBA assumes full responsibility for creating demand for the Products.  Except for Product shipped directly by CBA as set forth in Section 11.07, (i) all purchases of Product by ABI from CBA shall be on an F.O.B. ABI Distribution Facility, freight prepaid basis, and (ii) CBA shall ship Products to be delivered to an Alliance Wholesaler to the ABI Distribution Facility designated from time to time by ABI for such Alliance Wholesaler.

ARTICLE IV
PRICING OF PRODUCTS

4.01         ABI shall pay to CBA the Scheduled Price for each Product purchased by ABI hereunder.  At the option of CBA, CBA may change the Scheduled Price at any time upon at least 30 days written notice to ABI (or, in connection with the sale of Products in a state requiring advance posting of prices, any longer period of time reasonably requested by ABI in order to satisfy such price posting obligations).

4.02         CBA may, from time to time, suggest Product resale prices to ABI, and ABI shall consider such suggestions.  However, ABI shall have the right to resell the Product to Alliance Wholesalers at such prices and on such terms and conditions as ABI may, in its sole discretion, determine from time to time.  Any and all price promotions to be offered to Alliance Wholesalers by CBA shall be implemented in strict accordance with the procedures set forth in Attachment D attached hereto.  Within 30 days after the end of each calendar quarter during the Term, ABI shall pay to CBA any Additional Price Component that is due CBA with respect to sales of Product by ABI to Alliance Wholesalers during such calendar quarter.

4.03          Promptly after receipt of funds from the Alliance Wholesalers with respect to any delivery of Product (but not later than 15 days thereafter), ABI shall pay the Scheduled Price thereof to CBA.  ABI shall ensure that its wholly owned Alliance Wholesalers promptly remit payment for Product to ABI.  If any non-AB owned Alliance Wholesaler does not pay to ABI the purchase price with respect to any Products purchased by such Alliance Wholesaler within 60 days after delivery thereof, at the option of CBA, ABI shall assign all of its rights to CBA against such Alliance Wholesaler relating to the purchase price for such Products.

4.04          (a)           ABI shall reduce the payment required by Section 4.03 by the Margin for such Products; the Invoicing Costs; and Taxes.  Additionally, ABI shall be entitled to setoff against such payment any amounts owed to ABI for defective Products (including without limitation, any costs of disposing such defective Product), or which are due ABI from CBA pursuant to the terms of this Agreement or otherwise.

(b)           Notwithstanding Section 4.04(a), within thirty days after the end of each calendar quarter commencing with the calendar quarter ended June 30, 2011 and ending with the calendar quarter ended September 30, 2013, ABI shall reimburse to CBAI the entire Margin retained by ABI for Product sold in the Eastern Territory during such calendar quarter.  Thereafter, ABI shall have no reimbursement obligations with respect to Margin.

(c)           The provisions of Section 4.04(b) shall apply only so long as CBA continues to operate its Portsmouth, New Hampshire brewery and maintains production capacity and output therein substantially at or above the levels existing on the Effective Date.   Should CBA cease to do so, on the date of such cessation the provisions of Section 4.04(b) shall be of no further force and effect.

4.05         (a)           Within 15 days after receipt of invoice, CBA shall pay the following amounts to ABI:

(i)            the Cooperage Handling Charge for all Products sold to ABI hereunder during such calendar quarter; and

(ii)           all fees paid or payable by ABI to WSCs or ABI distribution centers resulting from sales of Products to ABI during the respective calendar quarter.

(b)           ABI shall compute the amounts to be paid by CBA pursuant to Section 4.05(a)(i) and (ii) above and shall be required to inform CBA of such amounts no later than 30 days after the end of the respective calendar quarter and shall provide CBA with such additional detail or verification as CBA may reasonably request.

4.06         (a)           Notwithstanding the foregoing provisions, CBA and ABI acknowledge that the laws of certain states and/or U.S. federal laws may preclude the parties from implementing the pricing mechanisms and costs, taxes and other fees described above.  Under such circumstances, it is the intention of the parties to comply with the requirements of such laws, without such compliance being a breach of this Agreement.  Under such circumstances, CBA and ABI shall in good faith negotiate a periodic adjustment to the purchase price, other affected provisions hereof and the procedures set forth herein where it is permissible to do so, in an amount necessary to restore the same economic benefits CBA and ABI would have received had the above pricing mechanisms been in effect.  In particular, the parties agree that notwithstanding the other provisions in this Agreement, in the State of Washington, ABI shall acquire no title or possession to any Product to be sold and CBA shall sell Product directly to wholesalers pursuant to agreements between such wholesalers and CBA at prices and on terms determined by CBA and such wholesalers.

(b)           Within 15 days after the end of each month, CBA shall pay to ABI the Margin for all Products sold by CBA in the State of Washington during the preceding month.  Contemporaneously with such payment, CBA shall deliver to ABI a report describing such sales and providing such other information concerning such sales as ABI may from time to time reasonably request.

4.07         For the period from  January 1, 2011 through December 31, 2011,  CBA’s out of pocket expenses incurred in the sales and marketing of its products for the Eastern Territory shall be no less than the sum of (i) $3,828,000, as increased by the cumulative change in the Consumer Price Index from December 31, 2009, plus (ii) $1,744,000;   for the period from January 1, 2012 through December 31, 2012, CBA’s out of pocket expenses incurred in the sales and marketing of its products for the Eastern Territory shall be no less than the sum of (i) $3,828,000, as increased by the cumulative change in the Consumer Price Index from December 31, 2009, plus (ii) $1,972,000;  for the period from January 1, 2013 through December 31, 2013, CBA’s out of pocket expenses incurred in the sales and marketing of its products for the Eastern Territory shall be no less than the sum of (i) $3,828,000, as increased by the cumulative change in the Consumer Price Index from December 31, 2009, plus (ii) $2,049,000; for the period from January 1, 2014 through December 31, 2014, CBA’s out of pocket expenses incurred in the sales and marketing of its products for the Eastern Territory shall be no less than the sum of (i) $3,828,000, as increased by the cumulative change in the Consumer Price Index from December 31, 2009, plus (ii) $1,441,000; and for the period from January 1, 2015 through December 31, 2015, CBA’s out of pocket expense incurred in the sales and marketing of its products for the Eastern Territory shall be no less than the sum of (i) $3,828,000, as increased by the cumulative change in the Consumer Price Index from December 31, 2009, plus (ii) $648,000.

4.08         Within 30 days after the Commencement Date, CBA shall pay to ABI the product of (x) the amount by which the number of case equivalents of Products sold by CBA in the Territory in the month of April, 2011 (excluding any sales in the Eastern Territory) exceeds 472,380 and (y) $.572.

4.09         Within 60 days after the end of each calendar quarter, ABI shall pay to CBA all amounts ABI has collected from Alliance Wholesalers during such calendar quarter for delivery and freight costs, to the extent such amounts relate to products shipped by CBA directly to such wholesalers.

ARTICLE V
DELIVERY OF PRODUCTS AND RISK OF LOSS

5.01         Except as set forth in Section 11.07, title to the Product and its risk of loss or destruction shall pass from CBA to ABI upon delivery of the Product to the ABI Distribution Facility designated by ABI to be used for the respective Alliance Wholesaler.

5.02         CBA shall insure that Product shall be packaged, palletized and prepared for shipment in accordance with ABI's instructions in effect from time to time for ABI's malt beverage products.  CBA shall reimburse ABI for any costs incurred by ABI in handling Products which are not properly palletized and/or prepared for shipment, or which are palletized and/or prepared for shipment in a manner which causes ABI to incur handling expenses not contemplated hereby, and ABI's determination of such costs, absent material error, shall be binding on each of ABI and CBA, provided, however, that such determination shall be subject to the audit provisions of Article XVII below.
ARTICLE VI
CBA’S TRADEMARKS

6.01         ABI shall not acquire any right in any of the CBA trademarks, trade dress, copyrights, promotional slogans, trade names, designs, labels, get-ups, color combinations, product shapes, and other distinctive features in the Products, or the promotional goods, advertisements and promotional activities used during the term of this Agreement in conjunction with the advertising, promotion, distribution, and sale of the Products (collectively, "Intellectual Property’).  ABI is hereby granted the right during the Term to use the Intellectual Property in advertising, promotion, distribution, and sale of the Products in the Territory, which right ABI may sub-license to the Alliance Wholesalers; provided, however, that CBA shall have the right to require ABI and the Alliance Wholesalers to submit representative samples of any use of such Intellectual Property to CBA for approval, which approval shall be deemed given if CBA does not provide ABI with written notice of reasonable objection within 10 days of receipt of such samples. Any and all rights that may be acquired in the Intellectual Property by the use of the Intellectual Property by ABI or any Alliance Wholesaler will inure to the sole benefit of the owner of the Intellectual Property, which will be CBA. The foregoing sentence does not affect ABI's rights in other marks it may use or adopt.  At the request of CBA, ABI will execute an instrument, in a form agreeable to CBA and ABI,  to effect further registration, maintenance, and renewal of the Intellectual Property, and, where applicable, to record CBA (as the case may be) as a registered user of the Intellectual Property.   CBA represents and warrants that it has the right and authority to provide ABI and the Alliance Wholesalers with the rights provided in this Section.

6.02         ABI shall promptly notify CBA of any and all infringements of the Intellectual Property pertaining to the Products that may come to ABI's attention and shall assist CBA in taking such action against said infringements as CBA, in its sole discretion, may decide.  All expenses and costs of such legal action, including those of ABI, shall be paid by CBA.

ARTICLE VII
TERM AND TERMINATION

7.01         The term of this Agreement (the “Term”) shall become effective at the Commencement Date and, unless sooner terminated pursuant to the provisions of this Agreement, shall continue in effect until December 31, 2018 (the “Initial Term”).  Following the Initial Term, this Agreement shall renew automatically for a 10 year period, unless ABI provides written notice to CBA on or prior to June 30, 2018 that the Agreement shall not be renewed.

7.02         Either party shall have the right at any time to terminate this Agreement immediately, without prejudice to any other legal rights to which such terminating party may be entitled, upon the occurrence and during the continuance of any one or more of the following:

(a)            material default by the other party in the performance of any of the provisions of this Agreement or any other agreement between the parties, which default is either:

(i)	curable within 30 days, but is not cured within 30 days following written notice of default; or

(ii)	not curable within 30 days and either:

(A)	the defaulting party fails to take reasonable steps to cure as soon as reasonably possible following written notice of such default; or

(B)	such default is not cured within 90 days following written notice of such default;

(b)           default by the other party in the performance of any of the provisions of this Agreement or any other agreement between the parties, which default is not described in Section 7.02(a) and which is not cured within 180 days following written notice of such default;

(c)           the making by the other party of an assignment for the benefit of creditors; or the commencement by the other party of a voluntary case or proceeding or the other party’s consent to or acquiescence in the entry of an order for relief against such other party in an involuntary case or proceeding under any bankruptcy, reorganization, insolvency or similar law;

(d)           the appointment of a trustee or receiver or similar officer of any court for the other party or for a substantial part of the property of the other party, whether with or without the consent of the other party, which is not terminated within 60 days from the date of appointment thereof;

(e)           the institution of bankruptcy, reorganization, insolvency or liquidation proceedings by or against the other party without such proceedings being dismissed within 90 days from the date of the institution thereof; or

(f)            Any representation or warranty made by the other party hereunder or in the course of performance of this Agreement shall be false in material respects.

7.03         ABI shall have the right and option to terminate this Agreement at any time upon six months’ prior written notice to CBA, in the event:

(i)            CBA engages in any Incompatible Conduct which is not curable or is not cured to ABI's satisfaction (in ABI’s sole opinion) within 30 days following written notice from ABI to CBA;

                (ii)           any ABI Competitor or Affiliate thereof acquires 10% or more of the outstanding equity securities in  CBA, and one or more officers, designees or agents of such Person becomes a member of the Board of Directors of CBA;

(iii)           The chief executive officer of CBA (Terry Michaelson) ceases to function as chief executive officer and within six months of such cessation an individual serving as chief executive officer satisfactory in the sole, good faith discretion of ABI is not serving as chief executive officer of CBA;

(iv)           CBA shall merge or consolidate into or with any other Person or any other Person shall merge or consolidate into or with CBA; or

(v)           ABI or its corporate affiliates incur any liability or expense as a result of any claim asserted against them by or in the name of CBA or any shareholder of CBA as a result of the equity ownership of ABI or its affiliates in CBA or any equity transaction or exchange between ABI or its affiliates and CBA, and CBA does not reimburse and indemnify ABI and its corporate affiliates on demand for the entire amount of such liability and expense.

ARTICLE VIII
REMEDIES

If either party commits a breach or a default of this Agreement, no remedy herein conferred upon or reserved to either party is exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon any breach or default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

ARTICLE IX
DUTIES OF ABI

9.01         Except as set forth in Section 11.07, ABI shall have responsibility and authority for coordinating delivery of the Product to the Alliance Wholesalers.  ABI shall specify the brand, package and quantity of Product ordered and shall designate the ABI Distribution Facility to which the Product shall be shipped (and ABI may change such designation from time to time).  The costs charged to CBA shall vary depending on which ABI Distribution Facility is designated.

9.02         If ABI is storing any Product, ABI shall store such Product as it stores its own products, and shall handle all Product with the same degree of care as it handles its own products.

9.03         Except for deliveries made by CBA directly to Alliance Wholesalers as set forth herein, ABI shall promptly and correctly fill each Alliance Wholesaler's order, or shall instruct the WSC to promptly and correctly fill each Alliance Wholesaler’s order and to load all Products on the trucks or other means of conveyance to the Alliance Wholesalers.

9.04         ABI may, in its sole discretion, add the Products to Exhibit 1 of the existing Wholesaler Equity Agreement that ABI has with any Alliance Wholesaler.  At the option of ABI, in the event ABI acquires the distribution rights to the Products in any sales area, ABI may direct CBA and an ABI wholesaler servicing such sales area to enter into a transitional distribution agreement in a form satisfactory to ABI in lieu of adding the Products to Exhibit 1 of the Wholesaler Equity Agreement between ABI and such wholesaler.

9.05         ABI shall use its best efforts (to the extent commercially reasonable) to maintain all licenses, permits and other authorizations that are necessary for ABI to distribute the Products in the Territory where there are Alliance Wholesalers.

9.06         ABI agrees that during the 2011 calendar year, ABI shall include one CBA representative on no less than six occasions, and during each subsequent calendar year thereafter shall include one CBA representative on no less than ten occasions, in the sales meetings between ABI and national or regional retailers, the identity of such retailers to be mutually determined by ABI and CBA.

ARTICLE X
DUTIES OF CBA

10.01         CBA shall have sole responsibility for developing a market presence, creating demand for the Products in the Territory, generating marketing activity in each sales area of the Territory and developing and distributing promotional programs and promotional literature.  As between ABI and CBA, the parties understand that CBA has full responsibility and discretion with respect to the marketing, advertising and promotion of the Products.  Appropriate procedures with regard to independent pricing of Product are set forth in Attachment D attached hereto.  Promptly upon depletion reports on CBA inventory at Alliance Wholesalers becoming available to ABI, ABI shall provide such information to CBA.

10.02       CBA shall bear risk of loss and transportation costs for the Products until delivery of Products to the ABI Distribution Facility designated by ABI for such Alliance Wholesaler as set forth in Article V hereof.

10.03       CBA shall, or shall cause its Affiliates to, secure and maintain label registrations in all states in the Territory where Product is sold.

10.04       CBA shall use commercially reasonable efforts to market and promote Product throughout the Territory in the markets where Products is sold, with a view towards maximizing sales of Products in accordance with its marketing and sales plan.  In addition, CBA shall use commercially reasonable efforts (to the extent permitted by law) to prohibit the Non-Alliance Wholesalers from knowingly selling Products to retailers in the sales areas serviced by the Alliance Wholesalers or the Affiliated Wholesalers.

10.05       As between CBA and ABI, CBA shall be responsible for, and shall indemnify ABI on an after-tax basis from, all Taxes levied on, against or in connection with the sale, distribution, possession, marketing or promotion of the Products in the Territory, except for Taxes levied on ABI's net income.

10.06       CBA shall use commercially reasonable efforts to obtain and maintain all licenses, permits and other authorizations that are necessary for CBA to sell and distribute the Products in the Territory.

ARTICLE XI
ADDITIONAL AGREEMENTS

11.01       CBA shall at all times maintain its corporate existence, and will do or cause to be done all things necessary to preserve and keep in full force and effect all rights (charter and statutory), licenses and franchises necessary for it to perform its obligations hereunder.

11.02        During the Term of this Agreement, CBA shall not, without ABI's prior written consent, sell, license, transfer, convey, encumber, or place any restrictions upon, any of the Intellectual Property, except for licenses of the Intellectual Property to Affiliated Wholesalers or Non-Alliance Wholesalers for use solely in connection with sales of Product by such Affiliated Wholesalers or Non-Alliance Wholesalers.

11.03       CBA represents, warrants and covenants that it has the exclusive right to market and sell all products of CBA in the Territory, whether such products are currently existing or are created in the future.  Except as set forth to the contrary herein, during the Term of this Agreement, ABI will be the exclusive distributor of Product in the Territory, with the exception of (i) the rights of the Brewpubs to sell Products brewed at such Brewpubs for on-site  consumption;  (ii) sale or distribution of the Product  for use in beer competitions or festivals (excluding sale or distribution of Product that is sold or re-sold to consumers at any such competition or festival), not to exceed 25,000 case-equivalents per calendar year; and (iii) sales by CBA to Affiliated Wholesalers and Non-Affiliated Wholesalers as permitted by this Agreement.    Nothing herein shall be deemed to waive or modify any agreement relating to the Kona products with the Anheuser-Busch Hawaiian wholesaler operation.  Subject to the provisions of the following subsections of this Section 11.03, CBA reserves the right to add New Products for distribution in the Territory.  In the event CBA elects to distribute such New Product in the Territory and does not make the election described in Section 2.02, CBA shall first offer to ABI in the manner described below, the right to distribute such New Product and to have such New Product be deemed a Product for all purposes of this Agreement.

(a)           If CBA or any of its Affiliates desires to distribute a New Product in the Territory, CBA shall notify (the “Offer Notice”) ABI of such intention and offer ABI the right to distribute such New Product.  Within 10 days of ABI's receipt of the Offer Notice, ABI shall advise CBA of the information required by ABI to make an evaluation of such New Product (which shall include, but may not be limited to, the factors described on Attachment E).  Within 45 days of ABI's receipt of all such information (the “Offer Expiration Date”), ABI shall advise CBA of ABI's decision to accept or not accept such New Product as a Product under this Agreement.  If ABI declines to accept such New Product or fails to accept such New Product by the Offer Expiration Date, CBA shall be free to otherwise distribute such New Product as it deems appropriate; provided that CBA enters into a binding agreement with another Person for the distribution of such New Product within 365 days of the earlier of (Y) ABI's notice not to accept, or (Z) the Offer Expiration Date.  If CBA does not enter into such binding agreement within such time period, or if CBA then fails to commence distribution under such binding agreement or interrupts such distribution thereafter for 365 consecutive days or more or decides to terminate its binding agreement with such Person, CBA shall be required to comply with the preceding provisions in this section again before permitting any other Person to distribute the New Product.  If ABI exercises its option to distribute the New Product, such New Product shall be distributed by ABI in accordance with the terms and conditions set forth in this Agreement.  Notwithstanding the above, CBA may test market New Products without ABI’s prior approval; provided that: (i) the duration of all such test marketing on any and all New Products in any single calendar year shall not exceed six months; (ii) the aggregate volume of all such test marketing on any single New Product in any single calendar year shall not exceed one percent of the sales volume for all Products for the preceding 12 months; (iii) all such New Products otherwise comply with the quality standards set forth in this Agreement; and (iv) all such test marketing be done at Brewpubs or through Alliance Wholesalers.

(b)           For purposes of this Section 11.03, New Products that are accepted by ABI are deemed Products and if CBA desires to then modify such Product, such modifications shall be handled as set forth in Section 11.08.

(c)           Before making a New Product available to any Non-Alliance Wholesaler, CBA shall, to the extent allowed by law and permitted by the terms of any contract between CBA and the Non-Alliance Wholesaler holding the relevant distribution rights, first make such New Product available for distribution by ABI.  Within 90 days of ABI's receipt of CBA's notice that it wishes such New Product distributed in the sales area of such Non-Alliance Wholesaler, ABI shall advise CBA of ABI's decision to accept distribution rights for such New Product in the sales area, in which event the ABI wholesaler distributing the product in the sales area shall be deemed an Affiliated Wholesaler or an Alliance Wholesaler for such New Product.

11.04       CBA shall comply with every commercially reasonable request made by ABI to terminate the distribution rights of any Non-Alliance Wholesaler and to cause the CBA Products to be distributed in the sales area of such Non-Alliance Wholesaler pursuant to this Agreement.  This section shall not obligate CBA to undertake any action inconsistent with applicable law, except that at the written direction of ABI, ABI may obligate CBA to undertake an action that may give rise solely to civil liabilities to private parties and any such written direction shall obligate ABI to undertake the indemnification obligations with respect to such action as set forth in Section 14.02.

11.05       If CBA wishes to have Products distributed in a sales area where ABI is unable to provide an Affiliated Wholesaler or an Alliance Wholesaler who will agree to carry or fill orders for Products which have been procured by CBA or the Affiliated Wholesaler or the Alliance Wholesaler provided by ABI has refused repeatedly to reasonably cooperate with CBA and has failed to adhere to the provisions of the Wholesaler Equity Agreement between ABI and such Affiliated or Alliance Wholesaler with regard to the Products,  CBA may, to the extent permitted by applicable law,  terminate the distribution rights of the Affiliated Wholesaler or the Alliance Wholesaler, select another Person reasonably acceptable to ABI and upon written terms and conditions consistent with the intent of this Agreement to make ABI the exclusive distributor of Product in the Territory, to distribute the Product in such sales area, and if selected, such Person shall be deemed a Non-Alliance Wholesaler for purposes of this Agreement.  If ABI subsequently identifies a wholesaler for such sales area different from the wholesaler previously distributing the Products in such sales area, CBA’s obligations with respect to the Non-Alliance Wholesaler shall be as set forth in Section 11.04.

11.06       At CBA’s request, ABI shall instruct Alliance Wholesalers to return cooperage to the ABI Distribution Facility designated by ABI, and ABI shall make available for pick-up by CBA all such cooperage.  CBA shall pay ABI the Cooperage Handling Charge for all cooperage received by ABI.   ABI shall not be liable for the costs of any cooperage lost or damaged by such Alliance Wholesaler, and ABI assigns to CBA all of ABI's rights, if any, to seek reimbursement from the Alliance Wholesaler for lost or damaged cooperage.  CBA shall reimburse ABI for any costs incurred by ABI in handling cooperage that is not properly segregated from other cooperage by the Alliance Wholesalers or is returned in any other manner that causes ABI to incur costs not included in the calculation of Cooperage Handling Charges and ABI assigns to CBA all of ABI’s rights, if any, to seek reimbursement from those Alliance Wholesalers that cause CBA to incur such additional costs.  ABI's determination of such costs, absent manifest error, shall be binding, on each of ABI and CBA; provided, however, that such determination shall be subject to the audit provisions of Section Article XVII.  ABI and CBA shall develop, from time to time, procedures for the collection and redemption of cooperage and cooperage deposit fees satisfactory to each party in its reasonable judgment.  Such procedures shall provide for the prompt delivery of cooperage among ABI, CBA and the Alliance Wholesalers and the payment and return of cooperage deposit fees promptly upon acceptance and return of the respective cooperage.

11.07       If CBA desires to deliver Product directly to any Alliance Wholesaler, it shall provide to ABI 30 days advance notice thereof, and unless ABI indicates during such period that such delivery will create unreasonable difficulties for ABI, CBA shall be permitted to do so.   With respect to any such delivery by CBA to an Alliance Wholesaler,

(a)	such deliveries shall still be deemed: (i) sales by CBA to ABI, and (ii) re-sales by ABI to such Alliance Wholesaler for purposes of this Agreement; and

(b)	title to and risk of loss of such Products shall remain with CBA until delivery to such Alliance Wholesaler.

11.08           In order to modify an existing Product for the purposes of replacing the Product (rather than for the purposes of creating a New Product), CBA may change, alter, modify or adjust the formula, taste profile, alcohol content, ingredients, brand name or trade dress of any Product (a "Modified Product"), if and only if CBA has given ABI at least 30 days’ notice of such change, alteration, modification or adjustment.  ABI shall have the right and option, in its sole discretion, during such 30 day period to terminate distribution of such Modified Product under this Agreement, in which event such Modified Product shall no longer be deemed a Product for purposes of this Agreement.  Prior to execution of this Agreement, CBA has delivered to ABI, in writing, descriptions setting forth for each Product the exact ingredients (by types and origin) and product characteristics for such Product, including applicable tolerances and a description of the primary and secondary packaging for each Product.  Other than minor changes in trade dress, any changes or deviations  in primary or secondary packaging, ingredients (additions or deletions), hops or malt type or supplier of other key raw material in any Product from that earlier specified by CBA, such changes shall cause such Product to be a Modified Product.  In addition, if ABI’s examination of any Product indicates a deviation greater than the tolerance previously indicated for such Product in three or more tests, such Product shall be deemed to be a Modified Product.

11.09       CBA agrees to ship product samples to ABI for sensory analyses and AB agrees to perform periodical technical analyses for CBA.  AB will make available to CBA the results of these tests, but shall be subject to no liability to CBA on account of such tests.

(a)           At CBA's request, A-B agrees to perform periodic technical analysis on CBA Products not to exceed four (4) Products per quarter.  CBA should ship, at CBA's expense, twelve (12) bottles of each Product to ABI at (or to such other address or location as may be specified from time to time in writing by ABI):

Anheuser-Busch, Inc
Attn:  Craft Partner Analytical Analysis/Mike Garcia
1200 Arsenal St
St. Louis, MO 63118

(b)           CBA is required to ship Product to AB for the purposes of conducting sensory analyses on a schedule defined by AB, but not to exceed more than twelve bottles of each Product per month and from time to time upon request by AB, one keg of the draught Product.  Product will be shipped at AB's expense to (or to such other address or location as may be specified from time to time in writing by ABI):

Anheuser-Busch, Inc
Attn:  Craft Partner Taste Samples/Mike Garcia
1200 Arsenal St
St. Louis, MO 63118

11.10       ABI shall maintain in its employ at least one and one-half  full time equivalent corporate inventory management employees, a substantial portion of the responsibilities of whom shall be to coordinate and administer logistics of Product distribution to Alliance Wholesalers.  Within fifteen (15) days of the end of each calendar quarter during the Term, beginning with the second quarter of 2011, CBA shall pay to ABI 25% of the annual Inventory Manager Fee.  Beginning in 2012 and on a biennial basis thereafter, the parties shall conduct good faith discussions as to whether the Inventory Manager Fee should be increased or decreased in order to provide reasonable compensation to AB for the services provided by it hereunder.

11.11       Upon written agreement by the parties hereto, the Territory may be reduced to exclude states or portions of the United States of America.

ARTICLE XII
REPRESENTATIONS, WARRANTIES AND COVENANTS OF CBA

CBA represents, warrants and covenants to ABI as follows:

12.01       CBA is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, has full corporate or other power and authority to carry on its business as now conducted and as currently proposed to be conducted, and to execute, deliver and carry out the terms of this Agreement, has all permits and authorizations necessary to carry on its business as presently conducted, and is, or shall be if required, duly qualified to do business as a foreign corporation in good standing in each jurisdiction wherein the nature of CBA's business and operations or the character of the properties owned or held under lease by CBA makes such qualification necessary and in which the failure to so qualify would have a materially adverse effect on the business, prospects, profits, condition or operations, financial or otherwise, of CBA.

12.02       This Agreement and all related documents have been duly authorized, executed and delivered by CBA and constitute legal, valid and binding agreements or obligations of CBA enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, and similar laws affecting the enforcement of creditors' rights generally.  Neither the execution and delivery nor the performance by CBA of this Agreement will contravene any law or governmental rule or regulation, or any judgment or order, applicable to or binding on CBA, or CBA's charter documents, or result in any breach of or constitute any default under, or result in the creation of any lien upon any property of CBA under, any indenture, mortgage or other agreement or instrument to which CBA is a party or by which it, or any of its properties may be bound or affected.

12.03       Neither the execution and delivery nor the performance by CBA of this Agreement requires any consent or approval of, giving notice to, registration with, or taking of any other action in respect of, any federal or state governmental authority or agency which has not been obtained prior to the date hereof.

12.04       ABI’s purchase or resale of Products or other goods hereunder in the form furnished to ABI by CBA and ABI's use of the Intellectual Property in accordance with the terms of authorization by the CBA of ABI’s use pursuant to the this Agreement shall not infringe any valid United States or foreign patent right, right of privacy or publicity, or any rights with respect to trademarks, trade dress, copyrights, promotional slogans, trade names, designs, labels, get-ups, color combinations, product shapes, or other trademarks rights.

12.05       CBA has no contract, agreement or understanding, whether oral or written, with any Person for the distribution of Product in the Territory.

12.06       As of the Commencement Date, CBA has no Non-Alliance Wholesalers.

12.07       All Products:

(a)  shall be merchantable and fit for their intended purpose;

(b)  shall be produced exclusively in the breweries of CBA, its Affiliates or in other breweries approved by ABI;

(c) shall be free from defects in materials and workmanship and in compliance with applicable federal and state laws and regulations;

(d) shall be delivered free from any lawful security interest, lien or other encumbrance;

(e)  shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, and shall comply with the applicable provisions of the Code of Federal Regulations; and

(f)   shall be produced in compliance with the requirements of the Fair Labor Standards Act of 1938, as amended, and Executive Order No. 11246 and of the rules, regulations and relevant orders of the Secretary of Labor, if applicable.

12.08       (a)           In order to ensure the freshness quality of Product when consumed by the public, all Products shall be delivered by CBA to the designated ABI Distribution Facility, or to the Alliance Wholesalers, Affiliated Wholesalers and Non-Alliance Wholesalers: (i) for packaged Product, at least 80 days; and (ii) for draft Product, at least 32 days, prior to the time when such Product would no longer be salable to or consumable by the public, based on criteria developed by CBA and reasonably acceptable to ABI, by which CBA judges the freshness of its malt and non-malt beverage products.

(b)            If ABI changes from time to time its standards with respect to the remaining shelf life as applied generally to its products sold in the United States, CBA agrees that within six months of the effective date of such change, CBA shall conform its shipment practices to the current ABI standard.

(c)            To the extent any Product is shipped to a WSC, ABI may change the standards described in Section 12.08(a) to provide assurances, satisfactory in the reasonable judgment of ABI, that the Product will continue to be delivered to retailers with a remaining shelf life consistent with the standards generally used by ABI

12.09       CBA shall comply in material respects with all applicable governmental laws, regulations and orders covering the production, sale, packaging, marketing and delivering of the Products.

ARTICLE XIII
REPRESENTATIONS, WARRANTIES AND COVENANTS OF ABI

ABI represents, warrants and covenants to CBA as follows:

13.01       ABI is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, has full corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted, and to execute, deliver and carry out the terms of this Agreement and has all permits and authorizations necessary to carry on its business as presently conducted.

13.02       This Agreement and all related documents have been duly authorized, executed and delivered by ABI and constitute legal, valid and binding agreements or obligations of ABI enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, and similar laws affecting the enforcement of creditors' rights generally.  Neither the execution and delivery nor the performance by ABI of this Agreement will contravene any law or governmental rule or regulation, or any judgment or order, applicable to or binding on ABI, or ABI's charter documents, or result in any breach of or constitute any default under, or result in the creation of any lien upon any property of ABI under, any indenture, mortgage or other agreement or instrument to which ABI is a party or by which it, or any of its properties may be bound or affected.

13.03       Neither the execution and delivery nor the performance by ABI of this Agreement requires any consent or approval of, giving notice to, registration with, or taking of any other action in respect of, any federal or state governmental authority or agency, which has not been obtained prior to the date hereof.

13.04       ABI shall comply in material respects with all governmental laws, regulations and orders covering the re-sale and distribution of the Products.

ARTICLE XIV
INDEMNIFICATION

14.01       In addition to any other indemnities set forth in this Agreement, CBA will indemnify, protect, defend and hold harmless each of ABI, its Affiliates, wholesalers and each of their respective directors, officers, employees and agents, from and against all claims, liabilities, losses, damages, injuries, demands, actions, causes of action, suits, proceedings, judgments and expenses, including, without limitation, reasonable attorneys' fees, court costs and other legal expenses arising from, connected with or attributable to: (a) the Products; (b) the breach by CBA of any provision hereof; (c)  ABI’s use of the Intellectual Property in conjunction with the distribution and sale of the Products in accordance with the terms hereof; (d) the inaccuracy of any warranty or representation made by CBA herein or in connection herewith; or (e) the termination of the distribution rights of any Affiliated Wholesaler or Alliance Wholesaler pursuant to Section 11.05.  None of the above indemnities shall require CBA to indemnify, protect, defend or hold harmless any indemnitee with respect to any claim to the extent such claim arises from, is connected with or is attributable to the negligence or willful misconduct of such ABI Indemnitee.  Expiration or termination of this Agreement shall not affect the continuing obligations of CBA to indemnify ABI under this Section 14.01.

14.02       In addition to other indemnities set forth in this Agreement, ABI will indemnify, protect, defend and hold harmless each of CBA, its Affiliates and each of their respective directors, officers, employees and agents, from and against all claims, liabilities, losses, damages, injuries, demands, actions, causes of action, suits, proceedings, judgments and expenses, including, without limitation, reasonable attorneys' fees, court costs and other legal expenses arising from, connected with or attributable to: (a) the breach by ABI of any provision hereof; (b) the inaccuracy of any warranty or representation made by ABI herein or in connection herewith; or (c) any action taken by CBA at the written direction of ABI pursuant to Section 11.04.  Expiration or termination of this Agreement shall not affect the continuing obligations of ABI to indemnify CBA under this Section 14.02.  Nothing herein shall require ABI to indemnify, protect, defend or hold harmless any indemnitee with respect to any claim to the extent such claim arises from, is connected with or is attributable to the negligence or willful misconduct of such indemnitee or the actions of any Non-Alliance Wholesalers.

14.03       If a claim by a third party is made against a party indemnified pursuant to this Article XIV, and if such indemnified party intends to seek indemnity with respect thereto under this Article XIV, the indemnified party shall promptly (and in any case within 30 days of such claim being made) notify the indemnifying party of such claim; provided, however, that any failure of the indemnified party to promptly notify the indemnifying party of such claim shall not relieve the indemnifying party of its obligations pursuant to this Section 14.03 except to the extent that the indemnifying party would be responsible for the payment of any additional amounts or be actually prejudiced in any other way as a result of such failure.  The indemnifying party shall have the right (but not the obligation) to undertake, conduct and control, through counsel of its own choosing and at the indemnifying party's expense, the settlement or defense thereof, provided the indemnifying party proceeds in good faith, expeditiously and diligently. If the indemnifying party does not notify the indemnified party in writing that it will defend  any matter within 20 business days after receipt of notice from the indemnified party of the existence of such matter, or if the indemnifying party disputes that it is liable to the indemnified party for any sum pursuant to this Section 14.03, the indemnifying party shall have no right to defend such matter, and the indemnified party shall have full right and power to defend or otherwise deal with and dispose of the matter and shall be indemnified for the fees and expenses of counsel retained for such purpose.  The indemnified party shall cooperate with the indemnifying party in connection with any defense by the indemnifying party of a claim, but the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party and the fees and expenses of such counsel shall be borne by the indemnified party.  Without the prior written consent of the indemnified party, the indemnifying party will not enter into any settlement of any such claim which would lead to liability or create any financial or other obligation on the part of the indemnified party, and the indemnifying party shall after any such settlement or the resolution of any claim promptly reimburse the indemnified party for the full amount of any loss resulting from such claim not theretofore paid by the indemnifying party.  The indemnified party will not enter into any settlement or pay (except pursuant to a judgment) any such claim without the prior written consent of the indemnifying party, which consent shall not unreasonably be withheld or delayed.  Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, in the event the indemnified party has not assumed or is not pursuing the defense of any claim or is in breach of its indemnification obligations hereunder.  The indemnification required by this Section 14.03 shall be made by periodic payments of the amount thereof as losses are incurred and as and when bills are received.

ARTICLE XV
INSURANCE

CBA shall procure and maintain from qualified and licensed insurers with Best’s Ratings of at least A-: (i) a comprehensive or commercial general liability insurance policy with at least $10,000,000 in coverage for each occurrence, including liquor and product liability; (ii) a worker’s compensation policy with at least $2,000,000 in coverage for each occurrence; and (iii) a property insurance policy covering damage to the Products owned by CBA.  Coverage shall be on an occurrence rather than claims made basis. The policy shall name ABI as an additional insured and shall include coverage for CBA’s indemnification obligations under this Agreement.  The policy shall provide that ABI will be notified of the cancellation or any restrictive amendment of the policy at least 15 days prior to the effective date of such cancellation or amendment.  CBA shall not violate, or permit to be violated, any conditions of such insurance policies, and CBA shall at all times satisfy the requirements of the insurance carrier writing said policy.

From time to time at the request of ABI, CBA shall provide ABI with a certificate from such insurer certifying that the insurance policy described in this section is in force and the evidence of coverage shall specifically state that coverage as it pertains to ABI shall be primary regardless of any other coverage that may be available to ABI.  Failure to procure and maintain the insurance coverage specified herein shall be deemed a material breach of this Agreement

ARTICLE XVI
FORCE MAJEURE

16.01       If by reason of Force Majeure either party is unable in whole or in part to carry out any of its agreements contained herein, such party shall not be deemed in default during the continuance of such inability.  The term "Force Majeure" as used herein shall mean, without limitation, the following:  acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind from any government of the United States of America or from a state or from any of their departments, agencies or officials (except when such governmental action results from a party's failure or refusal to comply with any applicable law, rule or regulation), or of any civil or military authority; insurrections; riots; landslides; earthquakes; fires; storms; droughts, floods, explosions; and any other cause or event not reasonably within the control of the respective parties.  Each party agrees, however, to remedy with all reasonable dispatch the cause or causes preventing it from carrying out the Agreement, provided that the settlement of strikes, lockouts and other course is in its judgment unfavorable to it.

16.02       The response to an act of Force Majeure resulting from industrial disturbance shall be entirely within the discretion of the affected party, and the affected party shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties.
ARTICLE XVII
AUDIT AND INSPECTION RIGHTS

(a)            During the Term and for a period of at least two years following the termination of this Agreement, each party shall maintain such books and records (collectively, "Records") in accordance with generally accepted accounting principles consistently applied as are necessary to substantiate that:

(i)            All invoices and other charges submitted to the other for payment hereunder were valid and proper;

(ii)           No payments have been made, directly or indirectly, by or on behalf of either party to or for the benefit of any employee or agent of the other party who may reasonably be expected to influence such other party's decision to enter into this Agreement, or the amount to be paid by such other party pursuant hereto (as used herein, "payment" shall include money, property, services, and all other forms of consideration); and

(iii)           Such party has conformed to the provisions of this Agreement.

(b)            Each party and/or its representative shall have the right at any time during normal business hours, upon five business days’ notice, to have PricewaterhouseCoopers LLC, or such other internationally recognized accounting firm as agreed to by the parties, audit the Records of the other in a manner which does not create unreasonable disruption to the audited party's normal conduct of business.

ARTICLE XVIII
CONFIDENTIALITY

18.01       (a)             During and subsequent to the Term of this Agreement, each party shall treat and shall cause its respective employees, officers, directors, advisors, representatives, subsidiaries, Affiliates, assigns, subcontractors and any and all persons or business entities acting under one or any of them, to treat, as confidential property and not disclose to any other Person or use in any manner, except as is necessary to perform this Agreement (and then only on a confidential basis satisfactory to both parties), any information regarding the other party's prices, plans, programs, processes, products, costs, equipment, operations or customers (including without limitation information received by ABI with respect to Product formula and ingredient and information by CBA received regarding the distribution and logistics programs used by ABI) (“Confidential Information”) which may come within the knowledge of such party, its officers, employees or advisors in the performance of this Agreement, without in each instance securing the prior written consent of the other party; nor shall ABI use such Confidential Information to produce a beer whose formula duplicates any of the Product formulas.

(b)           Nothing above, however, shall prevent either ABI or CBA from disclosing to any other Person or using in any manner, information that such party can show:

(i)             has been published or has become part of the public domain without any breach of this Agreement other than by acts, omissions or fault of such party or its employees or agents;

(ii)            has been furnished or has been made known to such party by third parties (other than those acting directly or indirectly for or on behalf of the disclosing party) as a matter of legal right without restrictions on its disclosure;

(iii)           was in such party's lawful possession prior to the disclosure thereof by the other party;

(iv)           is later independently developed by the receiving party; or

(v)           has been required to be disclosed by law, court order, or government order or regulation.

(c)           If any party is required by law, court order or government order or regulation to disclose Confidential Information, such party shall provide notice thereof to the other party and undertake reasonable steps to provide the other party with an opportunity to object to such disclosure.

(d)           Except as required by law, neither party shall release, or cause or allow the release of, information to the communications media or to any other third party concerning the specific terms of this Agreement or any amendment or modification thereto without the prior written consent of the other party; provided, however, that if in the reasonable opinion of the disclosing party's counsel, the failure to disclose any such information would create a reasonable risk of non-compliance with applicable securities laws, then such disclosing party may so disclose such information provided it gives the other party as much advance notice as is reasonably possible.

18.02        Neither party shall make any Confidential Information available to anyone other than those of its respective employees and advisors who need such Confidential Information to enable them to perform this Agreement.

18.03       These secrecy obligations with respect to the Confidential Information shall survive the termination or expiration of this Agreement.

ARTICLE XIX
ASSIGNMENT

19.01        This Agreement will be binding upon, and will inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

19.02        CBA may not assign this Agreement to any Person without the prior written consent of ABI.

19.03        Provided that such assignment does not deny CBA the practical benefits of this Agreement, ABI may assign this Agreement to any entity controlled by Anheuser-Busch InBev nv/sa.

ARTICLE XX
NOTICES

All notices required or permitted hereunder shall be in writing and shall be deemed duly given if either personally delivered, sent by electronic facsimile or sent by overnight courier service or certified mail, return receipt requested, addressed to the parties as follows:

If to ABI:	Anheuser-Busch, Incorporated One Busch Place St. Louis, Missouri 63118 Attn: Vice President - Business and Wholesaler System Development Facsimile Number: (314) 445-3456

If to CBA:	Craft Brewers Alliance, Inc. 929 North Russell Street Portland, Oregon 97227-1733 Attn: Chief Executive Officer Facsimile Number: (503) 281-1496

or to such other address, facsimile number or attention as either party shall provide to the other in accordance herewith.  Notices delivered in person, by overnight courier or by facsimile shall be effective when received.  Notices given by certified mail shall be effective on the third business day after mailing unless sooner received, in which case they shall be effective upon receipt.

ARTICLE XXI
INDEPENDENT CONTRACTORS

The parties shall be and act as independent contractors and under no circumstances shall this Agreement be construed to create any agency, partnership, joint venture or employment relationship between the parties.  Neither party has any authority to bind the other in any way except as may be otherwise expressly stated in this Agreement.  The parties recognize that during the period of this Agreement, there will be employees of one party upon the premises of the other.  It is understood and agreed that on such occasions the employees of each party shall remain the employees of that party solely, and that each party shall be solely responsible for the wages and benefits for its employees, and that any injury which may be sustained by an employee shall be covered under the worker's compensation insurance of the party by which he is employed.

ARTICLE XXII
MISCELLANEOUS

22.01        In exercising its respective rights (including, without limitation, the making of any determinations under this Agreement, discretionary or otherwise) and performing their respective obligations hereunder, each of the parties shall act in good faith and in a commercially reasonable manner; except that with respect to (a) the determination of Incompatible Conduct or the cure thereof by ABI, (b) ABI’s decision to terminate distribution of a Modified Product (as described in Section 11.08 above), (c) ABI’s judgment made pursuant to Section 7.03(i) or determination made pursuant to Section 7.03(iii); ABI shall only be required to act in good faith and need not act in a commercially reasonable manner.

22.02        If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement without such terms or provisions does not fail in its essential commercial purpose or purposes.  The parties will negotiate in good faith to replace any such illegal or unenforceable provision or provisions with suitable substitute provisions that will maintain the economic purposes and intentions of this Agreement.

22.03        Failure by either party to insist on strict performance by the other of any term, condition or obligation set forth in this Agreement shall not be deemed a waiver of the same or any similar breach, and no waiver of any provision hereof shall be effective unless in writing, specifying the provision to be waived.

22.04       This Agreement is entered into in the State of Missouri and will be governed by and construed under the laws of Missouri, including the Uniform Commercial Code as in effect in the State.  The parties agree that any legal or equitable action or proceeding with respect to this Agreement shall be brought in the United States District Court for the Eastern District of Missouri (or if such court does not have jurisdiction, in any court of general jurisdiction in the County of St. Louis, Missouri) or in the United States District Court for Multnomah County,   Oregon (or if such court does not have jurisdiction, in any court of general jurisdiction in Oregon).

22.05       This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements in regard thereto.  This Agreement cannot be altered or modified except by an agreement in writing signed by authorized representatives of both parties and specifically referring to this Agreement.  The section headings are inserted for convenience only and are in no way intended to define or limit the scope, extent or intent of any provision of this Agreement.

22.06       Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement, and the indemnitees specified in Article XIV or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

22.07       This Agreement may be executed in one or more counterparts and shall be the valid and binding agreement of the parties when the counterparts of this Agreement have been duly executed and delivered by each party hereto.

22.08       The parties agree that upon the execution and delivery hereof, the Original Agreement shall be of no further force and effect, but any rights and obligations accruing prior to such execution and delivery shall survive.

22.09       CBA agrees that neither (i) any termination by ABI of its WSCs or any other AB Distribution Facility nor (ii) any changes to the exclusivity provisions of the wholesaler equity agreement shall be breach or default by ABI of its obligations hereunder (but (ii) shall not limit or abridge ABI’s obligations of good faith and fair dealing hereunder as they may relate to such changes).

IN WITNESS WHEREOF, this Agreement is executed on behalf of the parties by their duly authorized representatives as of the day and year first above written.

ANHEUSER-BUSCH, INCORPORATED		CRAFT BREWERS ALLIANCE, INC.

By:	/s/ Michael R. Taylor	By:	/s/ Terry E. Michaelson
Name:	Michael R. Taylor	Name:	Terry E. Michaelson
Title:	Vice President, Corporate Real Estate	Title:	Chief Executive Officer

By:	/s/ Thomas Larson
Name:	Thomas Larson
Title:	Assistant Secretary

ATTACHMENT A

COOPERAGE HANDLING COST MODIFICATION

For each calendar year during the Term, the Cooperage Handling Costs shall each be recalculated each January to be an amount equal to:

Cy-1 x    [[1 + ΔL]]

where:

Cy-1	=	the Cooperage Handling Costs in effect for the prior calendar year

ΔL	=
the percentage change (in decimal fraction form) in the Average Budgeted Hourly Fully Loaded Labor Rate for beer packaging and shipping laborers, budgeted for the calendar year for which the calculation is made, as compared to the amount which had been budgeted for the prior calendar year.

The Average Budgeted Hourly Fully Loaded Labor Rate for each calendar year shall be determined by taking the arithmetic average of the Budgeted Hourly Fully Loaded Labor Rates for the subject year (as set forth in the annual budget in the CMS/SAP system) in effect on December 31 preceding the subject year for all ABI breweries in the Territory.

ATTACHMENT B

INCOMPATIBLE CONDUCT

A.	Examples of activities that constitute Incompatible Conduct:

(1)	Advertising by CBA directed at underage drinkers;

(2)
Production by CBA of a high alcohol beer; provided that high alcohol beer shall not include production of a beer whose alcohol content does not exceed the alcohol content of (a) a similar Product currently distributed hereunder or (b) a product that is made or distributed currently by ABI;

(3)	Advertising by CBA based upon the high alcohol content of its beer;

(4)	Statements by CBA defaming ABI or its products;

(5)	Criminal activities by CBA or its senior executives; and

(6)	Quality and wholesomeness of Product is materially affected, taking into account the permitted tolerances and Product specifications.

B.	Examples of activities that do not constitute Incompatible Conduct:

(1)	Poor operating results by CBA;

(2)	Poor performance of CBA or unsuccessful product introduction by CBA;

(3)	Introduction by CBA of products directly competitive with ABI products;

(4)	Any activity the sole effect of which on ABI is to decrease the value of ABI's investment in CBA or the value of ABI's distribution rights of CBA products; and

(5)	Isolated, non-repetitive, inadvertent minor regulatory infractions.

ATTACHMENT C

METHODOLOGY TO ANNUALLY MODIFY THE
THE INVOICING COSTS AND INVENTORY MANAGER FEE

For each calendar year during the Term, the Invoicing Costs and Inventory Manager Fee  shall each be recalculated (rounding to the nearest one one-hundredth of a cent) each January to be an amount equal to:

M y-1 X (1 + GDP)
where:

M y-1	=	the Invoicing Costs and Inventory Manager Fee in effect for the prior calendar year

GDP	=
the forecasted annual rate of change (in per cent) in the "GDP Deflator (Implicit)" for the subject calendar year, as published by DRI/McGraw Hill division of Standard & Poor's Corporation in the "Inflation Summary" table in the October issue in the preceding year of Review of the U.S. Economy (or such other index or publication as may be reasonably acceptable to CBA and ABI if such index or publication is no longer published).

ATTACHMENT D
PROCEDURES RELATING TO PRICING MATTERS

1.  Taking into account CBA’s marketing program and strategy ABI is solely responsible for determining the prices at which ABI sells CBA Product to Alliance Wholesalers and for making suggestions to Alliance Wholesalers concerning the prices-to-retailers (“PTRs”) at which Alliance Wholesalers may wish to resell CBA Product.  This applies to both front-line pricing and proposed price promotions.

2.  CBA recommendations concerning price promotions by ABI to Alliance Wholesalers and concerning suggested PTRs for Product should be discussed by CBA personnel with ABI field personnel with responsibility for the relevant geographic area (“ABI Personnel”).  The ABI Personnel ordinarily should be the Pricing Administrator in each Region, who will discuss the matter, as necessary, with the ABI Sales Director and ABI Regional Vice President.

These procedures apply to both front-line pricing and proposed price promotions.  CBA personnel should NOT discuss these matters directly with Alliance Wholesalers without the involvement and prior approval of ABI Personnel.

3.  If the ABI Personnel decides, after reasonable consideration of CBA’s recommendations, to pursue a CBA pricing recommendation, ABI Personnel will be responsible for: (a) communicating with the affected Alliance Wholesalers, and (b) submitting a request to ABI Price Operations Department in St. Louis.  ABI Price Operations will review and approve or disapprove the request in a manner consistent with ABI’s normal procedures.

4.  CBA pricing recommendations should be discussed with ABI Personnel sufficiently in advance of proposed implementation dates to permit processing through ABI Price Operations in St. Louis and compliance with state price posting and other requirements.

5.  These procedures are regarding pricing matters only.  Nothing herein shall limit any other CBA marketing efforts set forth in this Agreement.

ATTACHMENT E
FACTORS NEEDED TO EVALUATE NEW PRODUCTS

CBA must provide at least the following information to ABI in order for ABI to make an evaluation of New Product:

1.             Proposed Name of New Product

2.             Proposed New Product Packages

3.             Proposed New Product Label

4.             Proposed Ingredients and Proposed Suppliers

5.             Alcohol Content

6.             Beginning Gravity

7.             IBU

8.             Comprehensive Marketing Plan

9.             Consumer Research